Exhibit 10.17

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (“First Amendment”) is entered into as of September 18, 2003, by and between 9320 WILSHIRE ASSOCIATES, L.L.C., a California limited liability company (“Landlord”), and PACIFIC CREST BANK, a California corporation (“Tenant”).

R E C I T A L S:

A.                          Landlord and Tenant entered into that certain Office Lease, dated as of May 16, 2001 and which is hereinafter referred to as the Lease (the “Lease”), whereby Landlord leased to Tenant, and Tenant leased from Landlord, certain office space consisting of 3,102 rentable square feet on the 1st floor known as Suite 105 as outlined on the attached Exhibit “A” (the “Premises”) located in the building known as 9320 Wilshire Boulevard, Beverly Hills, California (the “Building”).

B.                            Tenant is currently in possession of the Premises pursuant to the Lease.  Tenant’s obligations under the Lease are current.  The Lease will expire by its terms on May 31, 2004.

C.                            Tenant and Landlord desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows.

1.                              Term.  The Lease is hereby amended such that the term of the Lease is hereby extended for four (4) years and seven (7) months and shall expire upon December 31, 2008.

2.                              Rent.  Effective January 1, 2004, the Minimum Rent payable on the Premises, pursuant to Article 3 of the Lease, shall be amended to be as follows:

Period	Rent	Rate
January 1, 2004 – December 31, 2004	$8,220.30	$2.65
January 1, 2005 – December 31, 2005	$8,468.46	$2.73
January 1, 2006 – December 31, 2006	$8,716.62	$2.81
January 1, 2007 – December 31, 2007	$8,964.78	$2.89
January 1, 2008 – December 31, 2008	$9,243.96	$2.98

3.                              Operating Expenses.  Effective January 1, 2004, the Lease is hereby amended such that the “Base Year” used in the calculations of the Annual Operating Expenses, pursuant to Article 4 of the Lease, is hereby changed to “2004”.

4.                             Option Right.  Landlord hereby grants the Tenant named herein (the “Original Tenant”) one (1) option to extend the Lease Term, for the Premises, for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided herein, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease more than once.  Upon the proper exercise of such option to extend, and provided Tenant is not in default under the Lease, the Lease Term shall be extended for a period of five (5) years.

4.1                                 Option Rent.  The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be at the then prevailing Fair Market Rental Rate (“FMRR”).

Determination of the FMRR shall be based on rates for comparable first-class office buildings in the vicinity of the Building.

4.2                                 Exercise of Option.  The Option contained herein shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease (as outlined in paragraph #1 herein) stating that Tenant is interested in exercising its option

5.                              Tenant Improvements.  Tenant shall accept the Premises in its “as-is” condition.  Landlord shall provide Tenant with a Tenant Improvement Allowance of Twelve Dollars ($12.00) per rentable square foot ($37,224.00).  The Tenant Improvement Allowance shall be paid by (a) direct payments by Landlord to vendors who perform improvement work on the Premises, based on the submission of invoices of such vendors to Landlord by Tenant, and (b) reimbursement to Tenant based on proof of payment by Tenant of costs associated with improvement work on the Premises (including without limitation fees, costs, taxes, and charges paid or payable to governmental entities).  Disbursements of Tenant Improvement Allowance funds will be made by Landlord within fifteen (15) days after submission of each invoice or proof of Tenant payment.  In no event shall Landlord be obligated to make payments under this section which exceed $37,224.00 in total.

6.                              Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealing with, or have entered into any agreement with, any real estate broker or agent in connection with the negotiations of this First Amendment other than Insignia/ESG, who represents Landlord and CB Richard Ellis, Inc. which represents Tenant.

7.                              Parking.  In addition to the parking specified in Section 28 of the existing Lease, Landlord shall provide Tenant with two (2) additional reserved parking spaces in a location mutually agreed upon by Tenant and Landlord.

8.                              Confidential Information.  In the event that Landlord or its agents enter into the Premises, for any reason at any time, Landlord and its agents shall be governed by this section with respect to “Confidential Information” (as defined herein) of Tenant.

(a)                         Definition. “Confidential Information” means all confidential and proprietary information communicated (whether such communication is deliberate or negligent) by Tenant to Landlord, or otherwise received or viewed by Landlord, whether by electronic, paper, verbal, or other means.  Confidential Information shall include, without limitation, all information of any nature or type in connection with a loan file or application, deposit file or application, customer names, titles, addresses, phone numbers, account numbers, customer numbers, balances of any kind, interest rates, collateral, credit data, account documentation and its contents, terms, conditions, account histories, etc.  Without limiting the foregoing, Confidential Information expressly includes the following: (a) any account number, account line specification, MICR line specification, or similar form of access number or access code for a credit card, deposit or transaction account of any customer of Tenant; (b) all “nonpublic personal information” of any customer of Tenant; (c) all information derivative from any Customer Information, such as customer lists and transaction patterns.  For purposes of this section, the term “nonpublic personal information” has the meaning given for purposes of: (i) Section 509(4) of the Gramm-Leach-Bliley Financial Services Act (the “GLB Act”) (15 U.S.C. §6809(4)) and its implementing regulations; and (ii) Section 501 of the GLB Act (15 USC §6801), and the federal banking agencies’ “Guidelines Establishing Standards for Safeguarding Customer Information” (collectively, the “Data Protection Rules and Guidelines), as amended from time to time.

(b)                        Non-disclosure.  Although in the normal course Landlord is not expected to have access to any of Tenant’s Confidential Information, there may be instances when Landlord or its agents will enter the Premises and obtain such access.  Landlord agrees (a) to hold Tenant’s Confidential Information in strict confidence, (b) not to disclose such Confidential Information to any affiliated or non-affiliated third party, and (c) not to use Tenant’s Confidential Information for any purpose.  Landlord agrees to instruct all its employees and/or agents/contractors not to disclose Confidential Information to any parties.

(c)                         Injunctive Relief.  Landlord acknowledges that all of Tenant’s Confidential Information is owned solely by Tenant and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury to Tenant, the degree of which may be difficult to ascertain.  Accordingly, Landlord agrees that Tenant will have the right to obtain an immediate injunction of any breach of this section of this First Amendment, as well as the right to pursue any and all other rights and remedies available at law or in equity in the event of such a breach.

(d)         Survival of Non-Disclosure of Confidential Information.  All agreements, covenants, terms and conditions relating to the non-disclosure of Confidential Information described above shall survive the termination of the Lease and shall continue in perpetuity.

9.                              Conflict.  In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall prevail.

10.                        No Further Modification.  Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

“LANDLORD”			“TENANT”

9320 WILSHIRE			PACIFIC CREST BANK
ASSOCIATES, L.L.C.,			a California corporation
a California limited liability company

By:	Lexington Commercial Holdings, Inc.,		By:	/s/ Carolyn Reinhart
a California corporation,
	its Manager		Its:	SENIOR VICE PRESIDENT

	By:	/s/ Alisa J. Freundlich	By:

		Alisa J. Freundlich,	Its:
Chief Operating Officer